Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

U.S. Well Services, Inc., a Delaware corporation f/k/a Matlin & Partners Acquisition Corporation (the “Company”), and Kyle O’Neill (the “Executive”) are parties to that certain Employment Agreement dated July 13, 2018 (the “Employment Agreement”). The Company and the Executive hereby voluntarily enter into this First Amendment to Employment Agreement (the “First Amendment”) effective April 30, 2022 (the “Effective Date”).

1. Duties. Section 2.01 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2.01 The Company hereby employs Executive, and Executive hereby accepts employment, as the President and Chief Executive Officer of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Board of Directors of the Company (the “Board”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board. Executive will promote the interests, within the scope of his duties, of the Company and the members of the Company Group and devote substantially his full working time and efforts to the business and affairs of the Company and Company Group.

2. Compensation – Base Salary. Section 3.01 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

3.01 Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of five hundred forty thousand dollars ($540,000.00) per annum (the “Base Salary”). The Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. The Base Salary may be adjusted annually, in the sole discretion of the Board, but not to be reduced unless part of a general reduction in the Company’s compensation to other executives.

3. Compensation – Annual Incentive Plan. Section 3.02 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

3.02 Annual Bonus. In addition to the Base Salary, Executive shall be eligible to participate in the Company’s Annual Incentive Plan or a similar or replacement annual incentive plan adopted by the Board and in which other key executive employees of the Company participate (“AIP”) at the discretion of the Board; provided that Executive shall have an annual target bonus under the AIP of one hundred percent (100%) of the then-current Base Salary. During the fourth quarter of each calendar year, the Board shall make good faith efforts to finalize the AIP that will be applicable for the following calendar year. Except as otherwise provided herein, the earned and vested portion of Executive’s annual bonus shall be paid to Executive during the calendar year immediately following the performance calendar year to which the bonus relates, within 60 days following the finalization of the Company’s annual financial statements, but no later than the last day of the calendar year in which such financial statements are finalized, provided that Executive has remained continuously and actively employed with the Company through the date of payment, and provided further that the Company may delay such payment if, pursuant to its reasonable judgment, the making of the payment would jeopardize the ability of the Company to continue as a going concern. If this provision is applicable, such payment (with reasonable interest thereon) will then occur in the first taxable year in which the making of the payment would not have such effect. To the extent the payments under this bonus are or become subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), this provision will be administered consistent with Code Section 409A.

4. Definition of Cause. Section 5.03(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a) Executive’s failure or refusal to perform specific directives from the Board that are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

5. Termination Obligations—Termination by Company Without Cause or Termination by Executive for Good Reason. Section 5.05(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(ii) a lump sum cash payment equal to one and a half (1.5) times the sum of (x) Executive’s then-current Base Salary, and (y) either (A) if the Termination Date occurs on or before April 30, 2024, Executive’s target bonus under the AIP for the performance year in which the Termination Date occurs, or (B) if the Termination Date occurs after April 30, 2024, Executive’s average annual bonus during the prior two calendar years under the AIP (or such shorter period, as applicable), subject to applicable taxes and withholdings and payable on the sixtieth (60th) day following the Termination Date;

6. Board Appointment. Executive shall be named to the Board promptly following the Effective Date. Executive shall perform such duties under his Board appointment for no additional compensation.

Except as specifically modified herein, the Employment Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof. This First Amendment may be executed in separate counterparts, each of which will deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment on the Effective Date set forth herein.

The Company:	The Executive:

US Well Services Inc.	Kyle O’Neill

Joel Broussard, Member of the Board

/s/ Joel Broussard	/s/ Kyle O’Neill
Signature	Signature

Date: 4/29/2022	Date: 4/29/2022